UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Transcript of
Annual Meeting Page Welcome Video by
Jennifer Manning, Corporate Secretary of The Coca-Cola Company

Welcome to our 2019 Annual General Meeting of shareowners webpage. I’m Jennifer Manning, Corporate Secretary of The Coca-Cola Company, and I would like to take a moment to provide you with some information about the AGM and this webpage. The AGM will take place on Wednesday, April 24th in Atlanta, but more on that later.

This webpage is designed to provide you with a convenient way to interact with our Company. You can easily review the proxy materials, get to know our leadership, including our lead director, submit questions in advance of the meeting and most importantly, vote your shares. As for the meeting itself, we will be returning to the World of Coca-Cola in Atlanta on April 24. The meeting will begin at 8:30 a.m. As in previous years, if you are planning to attend the Annual Meeting, you must register in advance and obtain an admission ticket. So please refer to the information provided on this webpage, or in your proxy materials for details on how to register and obtain your admission ticket.

As a shareowner, your voice is extremely important to our future. Whether you prefer to sign and return your proxy card or voting instruction form through postal mail, use phone or Internet voting or simply click on the voting link provided here, please vote your shares. The Proxy Statement contains all the information you need to make an informed decision and vote.

I hope to see you in Atlanta for the meeting, but, if you’re unable to attend, please know you can submit a question in advance and listen to the live audiocast on April 24th.

As always, thank you for your investment and your confidence in this great business of refreshing the world with Coca-Cola and our more than 500 other well-loved beverage brands! Thank you.